FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FULTON FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania

(State or other jurisdiction of incorporation or organization)

23-2195389

(I.R.S. Employer Identification Number)

One Penn Square

P.O. Box 4887

Lancaster, PA 17604

(Address of Principal Executive Offices)

Fulton Financial Corporation Employee Stock Purchase Plan

(Full title of the plan)

R. Scott Smith, Jr., Chairman, President and Chief Executive Officer Fulton Financial Corporation One Penn Square, P.O. Box 4887 Lancaster, PA 17604	with copy to: Nancy Mayer Hughes, Esquire Barley Snyder LLC 126 East King Street Lancaster, PA 17602-2893 (717) 299-5201
(Name and address of agent for service)
(717) 291-2411 (Telephone number of agent for service)

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share*	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock $2.50 par value per share	1,500,000	$14.46	$21,690,000	$665.88

*           Determined, in accordance with Rule 457(c) and (h), upon the basis of the average of the high and low prices reported on the NASDAQ National Market System as of August 13, 2007, of the $2.50 par value per share common stock of Fulton Financial Corporation.

STATEMENT UNDER GENERAL INSTRUCTION E -

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement registers additional shares of Fulton Financial Corporation common stock to be issued pursuant to the Amended and Restated Employee Stock Purchase Plan. The contents of the earlier Registration Statements on Form S-8 filed with the Securities and Exchange Commission on or about May 21, 1986 (SEC File No. 33-5965) and on or about June 29, 1999 (SEC File No. 333-81377),are hereby incorporated by reference.

PART II - INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 8. Exhibits

Number -- Description

4.1 Rights Amendment dated June 20, 1989, as amended and restated on April 27, 1999, between Fulton Financial Corporation and Fulton Bank (Incorporated by reference to Exhibit 1 of the Fulton Financial Corporation Current Report on Form 8-K dated April 27, 1999.)

5.1 Opinion of Barley Snyder LLC

23.1 Consent of Barley Snyder LLC

23.2 Consent of Independent Registered Public Accounting Firm

99.1 Amended and Restated Fulton Financial Corporation Employee Stock Purchase Plan (Incorporated by reference to Exhibit A to Fulton Financial Corporation’s definitive proxy statement, No. 000-10587, dated April 2, 2007.)

EXHIBIT 5.1

OPINION OF BARLEY SNYDER LLC RE: LEGALITY

PAUL G. MATTAINI

Direct Dial Number: (717) 399-1519

E-mail: pmattaini@barley.com

July 17, 2007

Fulton Financial Corporation

One Penn Square

P.O. Box 4887

Lancaster, PA 17604

Re: Employee Stock Purchase Plan

Dear Ladies and Gentlemen:

We have acted as counsel to Fulton Financial Corporation (“FFC”) in connection with the registration under the Securities Act of 1933, as amended, of an additional 1,500,000 shares of the $2.50 par value common stock of FFC (the “FFC Common Stock”), to be issued pursuant to the Amended and Restated Fulton Financial Corporation Employee Stock Purchase Plan (the “Plan”).

This Opinion Letter is provided pursuant to the requirements of Item 601(b)(5)(i) of Regulation S-K of the Securities and Exchange Commission for inclusion as an exhibit to the Registration Statement.

We have reviewed the Amended and Restated Fulton Financial Corporation Employee Stock Purchase Plan and the resolutions of the Fulton Financial Corporation Board of Directors dated January 16, 2007. In addition, we have reviewed such matters of law and have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate documents, certificates, instruments, proceedings and materials, and have made such other investigations and inquiries as we have deemed relevant and necessary to enable us to express the opinions hereinafter expressed. The opinions expressed herein are subject to the following qualifications, limitations, assumptions and exceptions:

A.     In the course of our review, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that all records and other information made available to us by FFC, and upon which we relied, are complete in all respects. In addition, in making our review of documents executed by entities or persons other than FFC, we have assumed that each such other entities or persons had all necessary power to enter into and perform all of its obligations under such documents and have also assumed the due execution and delivery of those documents by each such entity or person pursuant to due authorization.

B.     To render these opinions, we have made the investigation described herein. We have not independently verified information obtained from third persons, except as set forth herein.

C.     Our opinions set forth herein are based upon and rely upon the current state of the law and, in all respects, are subject to and may be limited by future legislation as well as by developing case law. We assume no obligation to update or supplement our opinions set forth herein to reflect any fact or circumstance that may hereinafter come to our attention or any change in laws that may hereafter occur.

D.     The opinions expressed herein relate solely to the laws of the United States of America and the Commonwealth of Pennsylvania, and no opinion is expressed with respect to the laws of any other jurisdiction.

Based upon and subject to the foregoing, and subject to the condition that the terms of the Plan will be strictly complied with, we are of the opinion that the shares of the FFC Common Stock to be issued in connection with the Plan have been duly authorized and, when issued, will be legally issued, fully paid and nonassessable.

Very truly yours,
BARLEY SNYDER LLC
By: /s/ Paul G. Mattaini Paul G. Mattaini, Esquire

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, Commonwealth of Pennsylvania on July 17, 2007.

Attest: /s/ George R. Barr, Jr. George R. Barr, Jr., Secretary	FULTON FINANCIAL CORPORATION By: /s/ R. Scott Smith, Jr. R. Scott Smith, Jr., Chairman, President and Chief Executive Officer
(corporate seal)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/Jeffrey G. Albertson (Jeffrey G. Albertson)	Director	July 17, 2007
/s/Richard J. Ashby, Jr (Richard J. Ashby, Jr.)	Senior Executive Vice President	July 17, 2007
/s/John M. Bond, Jr. (John M. Bond, Jr.)	Director	July 17, 2007
/s/Donald M. Bowman, Jr (Donald M. Bowman, Jr.)	Director	July 17, 2007
/s/Craig A. Dally (Craig A. Dally)	Director	July 17, 2007
/s/Beth Ann L. Chivinski (Beth Ann L. Chivinski)	Executive Vice President and Controller (Principal Accounting Officer)	July 17, 2007
/s/ Patrick J. Freer (Patrick J. Freer)	Director	July 17, 2007

/s/Rufus A. Fulton, Jr (Rufus A. Fulton, Jr.)	Director	July 17, 2007
/s/George W. Hodges (George W. Hodges)	Director	July 17, 2007
(Carolyn R. Holleran)	Director	____________
/s/ Willem Kooyker (Willem Kooyker)	Director	July 17, 2007
/s/Donald W. Lesher, Jr. (Donald W. Lesher, Jr.)	Director	July 17, 2007
/s/Charles J. Nugent (Charles J. Nugent)	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 17, 2007
/s/ Abraham S. Opatut (Abraham S. Opatut)	Director	July 17, 2007
/s/John O. Shirk (John O. Shirk)	Director	July 17, 2007
/s/R. Scott Smith, Jr, (R. Scott Smith, Jr.)	Chairman of the Board, President, Chief Executive Officer and Director	July 17, 2007
/s/ Gary A. Stewart (Gary A. Stewart)	Director	July 17, 2007

EXHIBIT 23.1

CONSENT OF BARLEY SNYDER LLC

We hereby consent to the use in this registration of the opinion filed as Exhibit 5 hereto and to the reference to this firm under the caption “Legal Opinion” in the related prospectus.

LANCASTER, PA	BARLEY SNYDER LLC
July 17, 2007	By: /s/Paul G. Mattaini Paul G. Mattaini

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of DirectorsFulton Financial Corporation:

We consent to the incorporation by reference in the Registration Statement for Fulton Financial Corporation Employee Stock Purchase Plan on Form S-8 of Fulton Financial Corp. of our reports dated March 1, 2007, with respect to the consolidated balance sheets of Fulton Financial Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-K of Fulton Financial Corp.

Philadelphia, Pennsylvania	/s/ KPMG LLP

Date: August 14, 2007